Exhibit 10.18

LOAN AGREEMENT

entered into by and between

MURANO WORLD, S.A. DE C.V.

as Borrower,

and

ALG SERVICIOS FINANCIEROS MÉXICO, S.A. DE C.V., SOFOM E.N.R, SOFOM.

as Creditor

Dated March 29, 2023

Execution Version

LOAN AGREEMENT (“AGREEMENT”) DATED MARCH 29, 2023, ENTERED INTO BY AND BETWEEN MURANO WORLD, S.A. DE C.V., AS BORROWER (“BORROWER”); AND ALG SERVICIOS FINANCIEROS MÉXICO, S.A. DE C.V., SOFOM E.N.R., AS CREDITOR (“CREDITOR”); PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES AND USING THE CAPITALIZED TERMS DEFINED IN CLAUSE ONE OF THIS AGREEMENT.

R E P R E S E N T A T I O N S

I.       In addition to the Representations contained in Clause 4.01 of this Agreement, the Borrower, through its legal representative, hereby represents under oath that:

(a)	it is a variable capital corporation (sociedad anónima de capital variable) duly organized and validly existing under the laws of the United Mexican States (“Mexico”), as evidenced with the public instrument identified and related to the Borrower in the document attached to this Agreement as Exhibit “A”;

(b)	it does not require any authorization or approval to enter into this Agreement and the other Loan Documents (except for the corporate authorizations of the Borrower, which have been obtained prior to this date and are in full force and effect), nor to comply with the obligations assumed by the Borrower in their respective terms, which are legal, valid, and enforceable against the Borrower, in accordance with their terms;

(c)	no registration or other act by or before any Governmental Authority is required for the execution, delivery, and performance by the Borrower of this Agreement or any other Loan Document;

(d)	to the best of its knowledge, it is not aware of any threatened action, lawsuit, claim, demand, injunction, or proceeding before any court, governmental agency, arbitrator or court of any jurisdiction that affects or may affect the legality, validity, or enforceability of this Agreement, the other Loan Documents, or any of the obligations of the Borrower hereunder;

(e)	the execution, delivery, and performance of this Agreement and the other Loan Documents are included in its purpose and do not violate or constitute a default under (i) any provision of the existing bylaws of the Borrower, (ii) any covenant, contract, agreement, license, judgment, resolution, or order to which the Borrower is a party or by which the Borrower or any of its assets or property is bound, or (iii) any law, regulation, circular letter, order, or decree of any Governmental Authority;

(f)	it has requested the Creditor a loan up to the principal amount of the Loan, for the acquisition of the Property and the development of the Hotel's beach club;

(g)	neither the Borrower nor any of its properties has immunity from the jurisdiction of any court or from any legal process (whether of subpoena, attachment, or otherwise) under the laws of Mexico;

Execution Version

(h)	as of this date, there is no Lien on the assets (or any part thereof) of the Borrower;

(i)	as of this date, the Borrower is not in default of any Liability, nor is it in default of any agreement to which it is a party;

(j)	no event or condition has occurred on or prior to the date of this Agreement that has or could reasonably be expected to have a Material Adverse Effect;

(k)	the person executing this Agreement on behalf of the Borrower has all the powers and authority and corporate authorizations required to validly execute this Agreement on its behalf and to validly bind it under the terms hereof, as evidenced with the public instrument identified and related to the Borrower in the document attached hereto as Exhibit “A”, and such powers, authority, and corporate authorizations have not been revoked or limited in any way as of the execution date of this Agreement; and

(l)	the Borrower acknowledges and agrees that (y) the accuracy and truthfulness of the above representations and the representations of the Borrower contained in the other Loan Documents; and (z) the legality, validity, and enforceability of the obligations of the Borrower under each of the Loan Documents constitute a material inducement for the Creditor to enter into this Agreement and grant the Loan to the Borrower under the terms hereof.

II.           The Borrower, through its legal representative, hereby represents under oath, that:

(a)	it is a multiple purpose financial company, non-regulated entity (sociedad financiera de objeto múltiple, entidad no regulada) duly organized and validly existing under the laws of Mexico, as evidenced with public instrument number 12,374, dated November 27, 2017, granted before José Roberto Rodríguez Acevedo, Notary Public number 66 of Cancún, Quintana Roo, and recorded in the Public Registry of Property and Commerce of Cancún, Quintana Roo, under commercial folio number N -2018007823;

(b)	based on the representations of the Borrower contained in this Agreement (including without limitation those contained in Clause Four) and the other Loan Documents, and subject to the terms and conditions set forth in this Agreement, it has agreed to make the Loan available to the Borrower, so that the Borrower may use the proceeds of the Loan solely for the purposes set forth in Clause 2.08; and

(c)	the person executing this Agreement on behalf of the Creditor has the sufficient powers of attorney and authority, and the corporate authorizations required to validly execute this Agreement on its behalf and to validly bind it under the terms hereof, and such powers of attorney, authority, and corporate authorizations have not been revoked or limited in any way as of the execution date of this Agreement.

NOW. THEREFORE, based on the Representations contained in this Agreement, which constitute a material inducement for the Creditor to enter into this Agreement, the parties hereto submit to the following:

Execution Version

C L A U S E S

Clause One

Certain Defined Terms

CLAUSE 1.01 . Defined Terms. As used in this Agreement, the following capitalized terms will have the following meanings:

“Borrower” has the meaning given to such term in the preamble of this Agreement.

“Creditor” has the meaning given to such term in the preamble of this Agreement, or any of its successors or assigns.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person.

“Governmental Authority” means any nation, government, agency, state, municipality, or any political subdivision thereof and any entity or agency exercising administrative, executive, legislative, judicial, monetary or regulatory functions of or pertaining to the government, including without limitation in tax or environmental matters.

“Event of Acceleration” has the meaning given to such term in Clause 6.01.

“Conditions Precedent” has the meaning given to such term in Clause 3.02 of this Agreement.

“Conditions Precedent for Subsequent Borrowings” has the meaning given to such term in Clause 3.02 of this Agreement.

“Conditions Precedent for the First Borrowing” has the meaning given to such term in Clause 3.01 of this Agreement.

“Agreement” has the meaning given to such term in the preamble of this Agreement.

“Hotel Management Agreements” means collectively the Phase I Hotel Management Agreement and the Phase II Hotel Management Agreement.

“Phase I Hotel Management Agreement” means the hotel management and services agreement dated as of September 10, 2019, entered into by and between the Operator and the Hotel Owner, with respect to the management of the Hotel, as amended on September 11, 2019 and March 28, 2021 and as may be further amended from time to time.

“Phase II Hotel Management Agreement” means the hotel management and services agreement dated August 23, 2021, entered into by and between the Operator and Operadora Hotelera Grand Island II, S.A. de C.V., with respect to the management of the Hotel, as amended from time to time.

“Property Lease Agreement” means the lease to be entered into by and between the Borrower, as lessor, and the Hotel Owner, as lessee, with respect to the Property, which shall be executed substantially in terms of Exhibit “B”, and any other lease which the Borrower may enter into with respect to the Property; which may not be terminated until all amounts due under this Agreement have been paid in full in accordance with this Lease. The parties acknowledge that Borrower consents to the execution of the Lease of the Property under the terms hereof for purposes of the Mortgage.

Execution Version

“Construction Agreement” has the meaning given to such term in Clause 3.02(a)(viii) of this Agreement.

“Control” with respect to a Person means, directly or indirectly, (i) the ability to elect a majority of the members of the board of directors or technical committee of such Person; or (ii) to own a majority of the voting securities of such Person; or (iii) the ability to determine, directly or indirectly, the sense in which resolutions are adopted by the board of directors, technical committee, or shareholders or shareholders' meeting of such Person, or (iv) the ability, by any other legal or contractual means, to direct or manage such Person, or the authority or de facto power to impose its decisions on such Person.

“Amendments to the Hotel Management Agreements” means the respective amendments to the Hotel Management Agreements, to be executed between the parties thereto, as applicable, which shall be executed substantially in terms of Exhibit “C”.

“Loan” has the meaning given to such term in Clause 2.01 of this Agreement.

“Project Loan” means the loan agreement with mortgage guarantee dated October 4, 2019, entered into by and between CIBanco, S.A., Institución de Banca Múltiple, as trustee of Trust number CIB/3001 named “Murano 2000 Trust”, as borrower, Operadora Hotelera G I., S.A. de C.V., as joint and several obligor, Banco Sabadell, S.A., Institución de Banca Múltiple, as creditor and agent, Caixabank, S.A., as creditor, Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo, as creditor, and with the appearance of the Borrower, Murano PV, S.A. de C.V. and Elías Sacal Cababie, as amended, restated, or otherwise modified from time to time, whereby the creditors thereof granted a loan for the construction and development of the Hotel.

“Borrower Account” means account number 0114624033, CLABE number 012180001146240330, maintained by the Borrower with BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer.

“Business Day” means any day other than Saturday, Sunday, or any other day on which credit institutions in Mexico are authorized or required by law to remain closed.

“Borrowing” has the meaning given to such term in Clause 2.01(b) of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Promissory Note, and the Mortgage, and the exhibits thereto and any other documents, instruments, or certificates relating thereto.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, current bylaws, resolutions of meetings of partners or shareholders and of meetings of boards of directors or managers and other organizational, corporate, partnership or regulatory documents of such Person, and any law, treaty, rule, or regulation or the judgment or award of any arbitral, judicial, or other Governmental Authority, in each case applicable to, or binding upon, such Person or any of its properties or to which such Person or any of its properties is subject.

Execution Version

“Dollars” and “US$” means the legal tender in the United States of America.

“Material Adverse Effect” means, a verifiable material adverse effect on (i) the business, assets, liabilities, or condition (financial or otherwise) of the Borrower; (ii) the legality, validity, or enforceability of this Agreement or the other Loan Documents, in each case, or the legality, validity, or enforceability of any of the obligations of the Borrower arising out of or relating to this Agreement or any other Loan Documents to which they are a party, (iii) the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents to which it is a party; (iv) the rights, actions, or defenses of the Creditor under this Agreement or the other Loan Documents, and (v) the value of the guarantee under the Mortgage.

“Transfer Pricing Study” has the meaning given to such term in Clause 3.02(a)(vi).

“Closing Date” means the execution date of this Agreement.

“Borrowing Date” has the meaning given to such term in Clause 2.02(a).

“Interest Payment Date” means the day on which interest is payable in accordance with the table set forth in the Promissory Note corresponding to each Borrowing; provided that, (i) if any Interest Payment Date is on a day that is not a Business Day, such Interest Payment Date will be extended to the following Business Day, and (ii) the last Interest Payment Date shall occur precisely on the Maturity Date.

“Principal Payment Date” means the day on which the principal amount of the Borrowings is payable in accordance with the repayment table indicated in the Promissory Note corresponding to each Borrowing; provided that, (i) if any Principal Payment Date shall end on a day that is not a Business Day, such Principal Payment Date shall be extended to the following Business Day, and (ii) the last Principal Payment Date shall occur precisely on the Maturity Date.

“Maturity Date” means the earlier of (a) the Original Maturity Date; or (b) any earlier date on which the Creditor requires payment of the Loan in full, whether by reason of acceleration or for any other reason under this Agreement or the other Loan Documents.

“Original Maturity Date” means December 01, 2030.

“Security Trust” means irrevocable security, management, and source of payment trust agreement number 4207, executed on October 4, 2019, by and between CIBanco, S.A. Institución de Banca Múltiple, as trustee of Trust number CIB/3001, as Settlor A and secondary beneficiary, Operadora Hotelera G I., S.A. de C.V., as Settlor B and secondary beneficiary, the Borrower as Settlor C and secondary beneficiary, Banco Sabadell, S.A., Institución de Banca Múltiple, as primary beneficiary, acting as agent for the benefit of the creditors of the Project Loan, and Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, as trustee; as amended from time to time.

Execution Version

“Lien” means, in relation to any property or asset, any mortgage, lien, security trust, pledge, charge, or other security interest or any preferential agreement on such property or asset which has the practical effect of creating a security interest or lien on such property or asset.

“Permitted Liens” has the meaning given to such term in Clause 5.02(a).

“Mortgage” means the first rank mortgage to be created by the Borrower in favor of the Creditor, on the Property, to guarantee the performance and its preference in the payment of the Secured Obligations, under the terms of this Agreement.

“Hotel” means the hotel project operated under the Dreams brand, located in the properties identified as Private Unit 1, located in the lot marked with number 56-A-2, Private Unit 4, located in the lot marked with number 56-A-2, and Private Unit 5, located in the lots marked with numbers 56-A-1 and 56-A-2, all located in Supermanzana A-2, Second Tourist Stage of Cancun, Quintana Roo.

“Tax” means any tax, duty, levy, withholding, deduction, charge, or other tax liability of any kind, together with interest, penalties, fines, or charges arising therefrom.

“Default” means any event, act, or circumstance provided for or described in Clause 6.01 of this Agreement which by notice or by the passage of time or both constitutes an Event of Acceleration.

“Independent Engineer” means the professional proposed by the Creditor and accepted by the Borrower responsible endorsing the Construction Schedule and Budget associated with the development of the Hotel's beach club.

“Property” means the property located at Manzana 53, Lot 56-P, Section “A”, Tourist Zone of the city of Cancun, Municipality of Benito Juarez, State of Quintana Roo.

“Investment” means any loan, disbursement, extension of loan, or capital contribution or acquisition of shares, equity interests, bonds, debentures, debt instruments, securities, or any other interest or any other investment in any Person (excluding demand deposits).

“VAT” means the Value Added Tax generated, pursuant to the Value Added Tax Law in force and all regulations, codes, and rules enacted with respect to such Tax.

“Mexico” has the meaning given to such term in Representation I(a) of this Agreement.

“MFRS” means the Financial Reporting Standards in effect in Mexico issued by the Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C., or such standards or principles as may replace or modify them from time to time during the term of this Agreement.

“Secured Obligations” means, jointly or severally, as the context may require, and without duplication, (i) any and all amounts due under the Borrowing and all such other amounts due and payable or required to be due and payable by the Borrower under any of the Loan Documents; (ii) any and all other obligations and liabilities of the Borrower, direct, absolute, or contingent, due and payable or to become due and payable, existing or hereafter arising out of or in connection with this Agreement, the Promissory Note, and/or the other Loan Documents, whether on account of principal, interest, fees, indemnities, costs, expenses (reasonable and properly documented), including without limitation, all attorneys' fees and expenses, except for final judgment rendered by a court with jurisdiction, in which case they shall be satisfied by the party against whom they were imposed and others; and (iii) full compliance by the Borrower with all terms, responsibilities, and obligations under any of the Loan Documents.

Execution Version

“Operator” means AMR Operaciones MX, S. de R.L. de C.V.

“Promissory Note” means the negotiable instrument subscribed by the Borrower which, pursuant to Clause 2.02(c) hereof, documents the Loan by virtue of the Borrowing of the Loan made by the Borrower.

“Balloon Payment” has the meaning given to such term in Clause 2.03.

“Indemnified Party” has the meaning given to such term in Clause 7.04(b).

“Liabilities” means, with respect to any Person, without duplication, (i) all obligations of such Person for money borrowed (including without limitation, principal, interest, fees, and other amounts payable in connection with the foregoing); (ii) all obligations of such Person documented by bonds, stock certificates, debentures, notes and other debt securities or similar instruments; (iii) all obligations of such Person to pay the deferred purchase price for goods, assets or services; (iv) all non-contingent obligations of such Person to reimburse any Person in respect of amounts paid under a letter of credit or any similar instrument; (v) all Liabilities of other Persons secured by a Lien on any property or assets of such Person, whether or not such Liabilities have been assumed by such Person; (vi) all obligations of such Person under option or other commodity price hedging agreements, (vii) all obligations of such Person under exchange control, currency swap, interest rate swap or other ceiling or floor derivative agreements, or other contracts of a similar nature intended to minimize or control the risk of such Person from fluctuations in the value of currencies or interest rates, and (viii) all Liabilities of other Persons secured by such Person.

“Permitted Liabilities” has the meaning given to such term in Clause 5.02(b) of this Agreement.

“Borrowing Window” means a period of 8 (months) as from the Closing Date.

“Interest Period” means (i) initially, the period commencing on and including the Borrowing Date, up to and including the immediately following Interest Payment Date, and (ii) thereafter, the period commencing on the day immediately following the immediately preceding Interest Payment Date, up to and including the immediately following Interest Payment Date, provided that, no Interest Period shall end after the Maturity Date.

“Person” means any natural person or legal entity, trust, joint venture, partnership or company, Governmental Authority, or any other entity of any kind.

“First Borrowing” means the initial Borrowing of the Loan to be made after the conditions set forth in Clause 3.01 of this Agreement have been satisfied.

Execution Version

“Construction Schedule and Budget” has the meaning given to such term in Clause 3.02(a)(vii) of this Agreement.

“Hotel Owner” means Operadora Hotelera GI, S.A. de C.V.

“Borrowing Request” has the meaning given to such term in Clause 2.02(a) of this Agreement.

“Interest Rate” means the interest rate per annum of 10% (ten percent) from the Borrowing Date to the Original Maturity Date.

CLAUSE 1.02 . Interpretation. The terms defined in this Clause shall apply to both the singular and plural forms of such terms. As required by context, any pronoun shall include the corresponding masculine, feminine, or neuter form. Except as otherwise expressly provided herein, all references to Clauses, sections, subsections, or paragraphs refer to Clauses, sections, subsections, or paragraphs of this Agreement, and all references to Exhibits and Schedules refer to Exhibits and Schedules to this Agreement, which are incorporated by reference to form an integral part hereof. The words “herein”, “hereof”, “hereunder”, “hereto”, “below” and words of similar meaning refer to this Agreement as a whole and not to any particular Clause, section, subsection, or paragraph of this Agreement, unless expressly stated otherwise. The words “include”, “includes”, and “including” will be deemed to be followed by the words “without limitation” unless otherwise stated. Any reference to (i) any contract, agreement, or instrument, includes reference to such contract, agreement, or instrument as amended in whole or in part or otherwise amended from time to time, and (ii) any law or regulation, includes amendments thereto from time to time or any successor law or regulation thereto.

CLAUSE 1.03. Accounting Terms. All accounting terms not expressly defined in this Agreement, all accounting determinations under this Agreement, and all financial statements delivered or required to be delivered under this Agreement shall, in each case, be made in accordance with MRFS.

Clause Two

Amount, Terms, and Conditions of the Loan.

CLAUSE 2.01. Loan. (a) Pursuant to the terms and subject to the conditions set forth in this Agreement, the Creditor makes available to the Borrower a loan in the principal amount of US$20,000,000.00 (Twenty Million and 00/100 Dollars) (“Loan”); provided, however, that the principal amount of the Loan shall not include any interest, fees, expenses, or any other amounts (other than principal) payable by the Borrower pursuant to this Agreement under the terms of Article 292 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito). Notwithstanding the provisions of this Clause 2.01, no amount of the Loan may be granted to the Borrower after the expiration of the Borrowing Window and upon expiration of such Borrowing Window the Loan shall be cancelled and the rights of the Borrower to borrow will be terminated.

(b)       During the Borrowing Window, and subject to the satisfaction of the Conditions Precedent, the Borrower may borrow on the Loan as follows (each, the “Borrowing”); provided, however, that any amount of Loan not borrowed by the Borrower shall be cancelled:

Execution Version

(i)	The First Borrowing may be for up to the maximum amount of US$8,000,000.00 (eight million and 00/100 Dollars), which must be used by the Borrower exclusively for the acquisition of the Property; and

(ii)	Subsequent Borrowings may be for up to the maximum amount of US$12,000,000.00 (twelve million and 00/100 Dollars), which shall be used by the Borrower for the other purposes set forth in Clause 2.08 below.

(c)       The Loan is not revolving or on current account. Amounts borrowed under this Agreement and paid by or on behalf of the Borrower may not be re-borrowed by the Borrower.

CLAUSE 2.02 . Borrowing Request; Terms and Conditions.

(a)       During the Borrowing Window, the Borrower may borrow the Loan by delivering, at least 3 (three) Business Days in advance of the date on which it intends to make the Borrowing (the “Borrowing Date”), a written request to the Creditor (“Borrowing Request”) under the terms of the form attached to this Agreement as Exhibit “D”, and shall indicate, among other things (i) the Borrowing Date (which shall be a Business Day); (ii) the principal amount of the Borrowing (which in no case may exceed the amount of the Loan); (iii) that the Borrowing shall be deposited in the Borrower Account or to the bank account of the Person indicated by the latter; and (iv) a certification from the Borrower to the effect that immediately before the Borrowing is made or as a result of the Borrowing, there is not and there will not be any Default or Event of Acceleration. The delivery of the Borrowing Request to the Creditor pursuant to this Clause 2.02 will be subject to the following:

(i)        Time of Delivery. The Borrowing Request will be effective only if it is received by the Creditor before 12:00 p.m. (Cancun, Mexico time); provided, however, that such date will be counted as the first Business Day. Otherwise, such Borrowing Request will be effective on the Business Day following the date of receipt thereof by the Creditor;

(ii)       Irrevocability and Indemnification. The Borrowing Request shall be irrevocable and binding on the Borrower, whereby the Borrower shall indemnify the Creditor for any loss, damage or expense incurred or suffered by the Creditor (including, without limitation, any divestment costs or expenses related to the funding of such Borrowing) in the event that the Borrower fails to make the Borrowing on the Borrowing Date set forth in the Borrowing Request for any cause attributable to the Borrower;

(iii)     Certification of Compliance. The delivery of the Borrowing Request by the Borrower will be deemed to be a certification by the Borrower that the conditions precedent set forth in Clause Three of this Agreement have been fully satisfied, both as of the date of the Borrowing Request and as of the Borrowing Date; and

(iv)      Incomplete Request. In the event that a Borrowing Request does not comply with any and all requirements set forth in this Clause 2.02 and any other applicable provision of this Agreement and/or any other Loan Document, or that the information contained in a Borrowing Request is incomplete or unclear to the Creditor, the Creditor will have no obligation to deposit the amount of the Borrowing to the Borrower or to the bank account of the Person indicated by the latter.

Execution Version

(b)       Once and to the extent that all the Conditions Precedent have been duly and timely satisfied in full, the Creditor shall deposit, by wire transfer of immediately available funds in Dollars, precisely on the Borrowing Date, in the Borrower Account, or in the bank account of the Person designated by the latter (acting on behalf of the Borrower), the principal amount of the Borrowing requested in the Borrowing Request.

(c)         Promissory Note. Each Borrowing shall be evidenced by a promissory note executed by the Borrower in substantially the same terms as those in the form attached hereto as Exhibit “E”, which shall bear the applicable Borrowing Date, and shall be issued for the benefit of the Creditor in an amount equal to the principal amount of the applicable Borrowing. The Borrower agrees and acknowledges that the execution of any Promissory Note does not constitute payment of the Loan or any other amount owed by the Borrower to the Creditor under this Agreement and/or any other Loan Document.

The Parties agree that the Promissory Notes issued by the Borrower under this Agreement may only be endorsed and/or assigned by the Creditor together with all its rights under this Agreement.

CLAUSE 2.03. Payment of Loan.

The Borrower agrees to pay to the Creditor the principal balance of the Borrowings in consecutive repayments, on the understanding that the last repayment made by the Borrower will be for 50% (fifty percent) of the amount of the Loan (“Balloon Payment”). Each repayment must be made on the dates and in the amounts indicated in the repayment table of the Promissory Note corresponding to each Borrowing.

CLAUSE 2.04. Prepayments.

The Borrower may, at any time, make prepayments of the Loan, in whole or in part, by irrevocable notice given to the Creditor at least 15 (fifteen) Business Days in advance of the prepayment date; such notice shall specify the amount and date of the prepayment, which shall be due and payable precisely on such date; provided that, (i) the prepayment of the principal amount of the Loan shall be for a total principal amount at least equal to US$500,000.00 (five hundred thousand and 00/100 Dollars), or whole-number multiples of US$100,000.00 (one hundred thousand and 00/100 Dollars) in excess of such amount and (ii) together with such prepayment, the Borrower shall pay to the Creditor all accrued and outstanding interest on the principal amount of the prepayment as of the date on which such prepayment is made.

CLAUSE 2.05. Interest.

(a)       Ordinary Interest. The outstanding principal amount of the Loan will accrue interest annually from the First Borrowing Date until the date on which the outstanding principal amount of the Loan is paid in full, at an annual interest rate equal to the Interest Rate, which interest will be payable on each Interest Payment Date, together with, if applicable, the corresponding VAT. Each of the interest payments must be made on the dates and in the amounts indicated in the repayment table of the Promissory Note corresponding to each Borrowing.

Execution Version

(b)       Default Interest. The overdue and outstanding principal amount of the Loan and any other amounts owed by the Borrower to the Creditor under this Agreement and/or the other Loan Documents shall bear default interest from and including the day such amount becomes due (whether on its scheduled maturity date, its due date, or for any other reason) up to and including the date on which such amount is paid in full, at an interest rate equal at all times during each day that such amount remains outstanding, to the result of multiplying the Interest Rate applicable on such date by 2 (two), such interest to be payable on demand together with, if applicable, the corresponding VAT.

Likewise, to the extent that the Borrower is notified of the existence of an Event of Acceleration, the Borrower shall pay interest on the outstanding principal amount of the Loan at an annual interest rate equal at all times during each day in which such Event of Acceleration continues, to the result of multiplying by 2 (two) the Interest Rate applicable on such date.

(c)       Calculation of Interest. All interest under this Agreement shall be calculated on the basis of a year of 365 (three hundred sixty-five) days, for the number of days actually elapsed, including the first and last of such days.

CLAUSE 2.06. Payments.

(a)       All payments to be made by the Borrower pursuant to the provisions of this Agreement or under any other Loan Document, whether in respect of principal, interest, or otherwise, shall be paid without setoff, deduction, or withholding of any kind by 11:00 a.m. (Mexico City, Mexico time) on the date such payment is due, in Dollars and in freely transferable funds available on the same day, at the Creditor’s address set forth in Clause 7.02 of this Agreement or at any other address of the Creditor of which the Borrower is timely informed in writing.

(b)       In the event that any payment to be made by the Borrower under this Agreement and/or any other Loan Document is due and payable on a day that is not a Business Day, then the due date of such payment date shall be extended to the immediately following Business Day, unless, as a result of such extension such Business Day corresponds to the following calendar month, in which case such payment shall be made by the Borrower on the immediately preceding Business Day. Any extension of a payment date pursuant to this subsection (b) shall be included in the calculation of interest, if any, on the respective payment.

(c)       Any payments received by the Creditor from the Borrower under this Agreement and any of the other Loan Documents shall be used by the Creditor in accordance with the following order of priority:

(i)       first, to the payment of all fees, indemnities, expenses, and costs (reasonable and documented), which are payable to the Creditor pursuant to the terms of this Agreement and any other Loan Document, including, without limitation, those provided under Clause 7.04 of this Agreement;

(ii)       second, to the payment of all amounts payable pursuant to Clause 2.07 and Clause 2.09 of this Agreement;

Execution Version

(iii)       third, to the payment of all default interest payable under this Agreement and any other Loan Document, including without limitation interest payable pursuant to Clause 2.05(b);

(iv)     fourth, to the payment of all ordinary interest payable under this Agreement and any other Loan Document, including without limitation interest payable pursuant to Clause 2.05(a);

(v)         fifth, to the payment of outstanding principal due and payable under this Agreement and any other Loan Document; and

(viii)      sixth, to the payment of any other amounts payable under the Loan Documents.

(d)        The Borrower expressly agrees and accepts that, in the event that the Borrower owes any amount to the Creditor under this Agreement, the Creditor and any of its Affiliates may set off, deduct, and/or withhold from any amounts owed to the Borrower and/or any Affiliate of the Borrower, including, without limitation, the Hotel Owner, for any current or future act, reason, relationship, and/or concept existing between the parties, whether or not related to this Agreement or the Loan Documents, including, without limitation, accounts payable that the Creditor and any of its Affiliates and Subsidiaries have in favor of the Borrower and/or any of its Affiliates, including without limitation the Hotel Owner, for the collection of sales of Hotel nights made by tours or any sale of services, including without limitation, by tour operators, tour operators or OTAs of any of Affiliates of the Creditor or any sale of service by any of the Affiliates of the Creditor or the Operator, including without limitation, Unlimited Vacation Club, for sales of vacation club memberships or similar memberships within the Hotel, without prior demand, notice, or suit.

CLAUSE 2.07. Taxes.

(a)       The Borrower shall pay to the Creditor all sums of principal, interest, and other sums payable under this Agreement and/or any other Loan Document, free and clear of and without any deduction for or on account of any Taxes now or hereafter imposed on such amounts payable in any jurisdiction. If at any time, any authority of any jurisdiction entitled thereto imposes withholding, any charge, or levies any Tax on or in respect of this Agreement and/or any other Loan Document, or any payment to be made thereunder, the Borrower shall pay to the appropriate taxing authority, on behalf of the Creditor, the amount of such Taxes, and shall pay to the Creditor such additional amounts as may be required to ensure that the Creditor receives the full amount it would have received if such Taxes had not been withheld or paid, and shall deliver to the Creditor the original receipts or other evidence satisfactory to the Creditor, of the payment of any Taxes, immediately but within five (5) days following the date on which such Taxes become due and payable pursuant to the applicable legal provisions. The foregoing will not apply with respect to income tax or similar taxes payable by the Creditor or any assignee, participant, or acquirer of its rights under this Agreement on its income generated by interest received (whether ordinary or default interest) pursuant to the laws, regulations, and other applicable legal provisions in Mexico, and any taxes (or increases thereof) derived in the event the Creditor loses its status as a multiple purpose financial company.

(b)       The Creditor shall notify the Borrower immediately but in any event within 3 (three) Business Days after it becomes aware of any request, notice, demand for payment, or any other notice it receives from any authority with respect to any Taxes, in order for the Borrower to promptly and within the deadlines provided by applicable law, comply with such request, demand for payment or notice, pay such Taxes and hold the Creditor harmless with respect to such request, demand for payment, or notice.

Execution Version

(c)       The Borrower agrees to indemnify the Creditor, within ten (10) Business Days following the request made by the Creditor, for the total amount of any Taxes (including Taxes assessed or taxes on or attributable to amounts payable under this Agreement and/or the Promissory Notes but excluding income or similar taxes applicable to interest received) paid on interest received, for the full amount of any Taxes (including Taxes assessed or imposed on or attributable to amounts payable under this Agreement and/or the Promissory Notes but excluding income or similar applicable tax on interest received) paid by the Creditor on or in connection with any payment of or on account of any obligation of the Borrower under this Agreement and/or any other Loan Document (including any Promissory Note), and any liability (including expenses) arising out of or relating to the foregoing, whether or not such Taxes have been properly or lawfully assessed or imposed by the appropriate Governmental Authority.

(d)        The obligations of the Borrower under this Clause (during the term of this Agreement), shall remain in full force and effect for a period of five (5) years following the termination date of this Agreement.

CLAUSE 2.08. Use of Proceeds. The Borrower agrees to use the proceeds of the Loan for (i) the payment of any fees, costs, and expenses (reasonable and duly documented) related to this Agreement and the other Loan Documents, (ii) the acquisition of the Property; and (iii) the development of the Hotel's beach club.

CLAUSE 2.09. Additional Costs.

(a)       If by reason of any applicable law or regulation, or its interpretation by any Governmental Authority in charge of its administration (i) any reserve, special deposit, or any other similar requirement is imposed, modified, or deemed applicable that generally affects the Creditor to make any Borrowings it is required to make or has made or maintain in force the Loan under this Agreement, or (ii) any other condition is generally imposed on the Creditor with respect to the Borrowings it is required to make or has made that results in increasing the cost to the Creditor of making the Borrowings or keeping the Loan in force, then the Borrower shall pay to the Creditor, within 10 (ten) Business Days following the request of the Creditor, such amount as may be necessary to compensate the Creditor for such increased cost.

(b)       If the Creditor is affected by any of the events described in subsection (a) above, the Creditor shall give written notice to the Borrower as soon as it becomes aware of it and, except for manifest error, the Creditor's certification to the Borrower of any increase in costs as a result of any of the events mentioned in subsection (a) above shall be conclusive with respect thereto.

Clause 2.10. Restriction and Denunciation. Pursuant to the provisions of Article 294 of the General Law of Negotiable Instruments and Credit Transactions, the Creditor may restrict the amount of the Loan and/or the period within which the Borrower is entitled to dispose of it, or both at the same time, by simple notice presented to the Borrower at the Borrower's address, without the need to comply with special formalities.

Execution Version

Clause Three

Conditions Precedent.

CLAUSE 3.01. Conditions Precedent for the First Borrowing. The obligation of the Creditor to grant the First Borrowing to the Borrower under this Agreement during the Borrowing Window is subject to the satisfaction (in form and substance acceptable to the Creditor and its legal counsel) of each and all of the following conditions precedent (collectively, the “Conditions Precedent for the First Borrowing”):

(a)       Loan Documents. The Creditor shall have received the following Loan Documents, each in form and under terms satisfactory to the Creditor:

(i)	Borrowing Request. The Borrowing Request corresponding to the Borrowing duly signed by an authorized legal representative of the Borrower in accordance with the terms and conditions set forth in Clause 2.02.

(ii)	Promissory Note. The Promissory Note documenting the amount of the First Borrowing, duly signed by a duly authorized attorney-in-fact of the Borrower.

(iii)	Mortgage. The Borrower must have executed before a Notary Public the Mortgage on the Property.

(b)       Certificates. The Creditor shall have received a certificate duly completed and signed by the secretary of the board of directors or the sole director of the Borrower, under the terms of the form attached to this Agreement as Exhibit “F”, in each case, together with (y) a certified copy of the Organizational Documents of the Borrower, as applicable, including without limitation with respect to the Borrower, its articles of incorporation and its bylaws in force (with registration data); and (z) a certified copy of the public instruments (with registration data, if applicable) containing the powers of attorney granted by the Borrower to the person or persons who will sign the Loan Documents to which they are or should be a party.

(c)       Absence of Default or Event of Acceleration. There shall be no Default or Event of Acceleration on the Borrowing Date or as a result of the Borrowing.

(d)       Representations. Any and all representations made by the Borrower under this Agreement or under any of the other Loan Documents to which they are a party shall be true, complete, and correct in all respects on and as of the Borrowing Date as if such representations had been made on such Borrowing Date.

(e)       Fees and Expenses. The Creditor shall have received payment of fees, expenses (reasonable and documented) of the Creditor and other costs due and payable under this Agreement and the other Loan Documents.

Execution Version

(f)       Additional Documents. The Creditor shall have received any other documents that the Creditor has requested exclusively for the purpose of confirming the acquisition of the Property and the creation of the Mortgage, which shall be carried out simultaneously.

(g)       Absence of Material Adverse Effect. As of the Borrowing Date, no Material Adverse Effect shall have occurred prior to or as a result of the Borrowing.

CLAUSE 3.02. Conditions Precedent for Subsequent Borrowings. The obligation of the Creditor to grant the Subsequent Borrowings to the Borrower under this Agreement during the Borrowing Window is subject to the satisfaction (in form and substance acceptable to the Creditor and its legal counsel) of each and all of the following conditions precedent (collectively, the “Conditions Precedent for Subsequent Borrowings” and together with the Conditions Precedent for the First Borrowing, the “Conditions Precedent”):

(a)       Loan Documents. The Creditor shall have received the following Loan Documents, each in form and under terms satisfactory to the Creditor:

(i)	Borrowing Request. The Borrowing Request corresponding to the Borrowing duly signed by an authorized legal representative of the Borrower in accordance with the terms and conditions set forth in Clause 2.02.

(ii)	Promissory Note. The Promissory Note documenting the amount of the corresponding Borrowing, duly signed by a duly authorized attorney-in-fact of the Borrower.

(iii)	Waiver. The Creditor shall have received a copy of the waiver granted by the Creditors under the Project Loan in favor of the Hotel Owner for the execution of the Property Lease (or the confirmation that it constitutes an “Operating Expense” for purposes of the Project) and of the Amendments to the Hotel Management Agreements, which shall be granted within 30 (thirty) days following the Closing Date.

(iv)	Amendments to the Hotel Management Agreements. The Creditor shall have received at least one original copy of the Amendments to the Hotel Management Agreements, duly signed by the attorneys-in-fact of each of the parties.

(v)	Property Lease Agreement. The Creditor shall have received at least one original copy of the Lease Agreement of the Property, duly signed by the attorneys-in-fact of each of the parties.

(vi)	Transfer Pricing Study. The Creditor shall have received a transfer pricing study with respect to the Lease Agreement reflecting that the consideration agreed between the Borrower and the Hotel Owner effectively corresponds to a market value (“Transfer Pricing Study”).

Execution Version

(vii)	Construction Schedule and Budget. The Creditor shall have received a schedule of construction and operating expenses associated with the development of the Hotel's beach club in which the periodicity and amount for which the subsequent Borrowings are to be made shall be established, which shall conform to the limit of the Loan granted under the terms of this Agreement, as set forth in Clause 2.01(b)(ii) (“Construction Schedule and Budget”).

(viii)	Construction Agreement. The Borrower shall have received the original or certified copy of the construction agreement executed by the Borrower for the development and construction of the Hotel's beach club, which must be in accordance with the Construction Schedule and Budget (“Construction Agreement”).

(ix)	Independent Engineer's Certificate. The Borrower shall have received the original certificate from the Independent Engineer stating approval regarding the Construction Schedule and Budget, indicating that the construction of the Hotel's beach club will be completed within the time and budget indicated and confirming that the Borrower has all the necessary permits, licenses, and authorizations to carry out the development of the Hotel's beach club.

(x)	Certificate of Expenses. The Creditor must have received a letter issued by an authorized officer of the Creditor and validated by the Independent Engineer indicating the payments to be made with the funds of the corresponding Borrowing, together with copies of the invoices whose expenses are foreseen within the Construction Schedule and Budget and where the amounts required to make the disbursement of the corresponding Borrowing are indicated.

(b)       Amendment to the Security Trust. The Borrower may request Borrowings under the Loan within 6 (six) months following the Closing Date, provided that at the end of such term (i) the Creditor shall have received an original or certified copy of an amendment to the Security Trust whereby the Creditor shall become the secondary beneficiary with the right to receive the funds otherwise payable to the Murano 2000 Trust under the terms of the Security Trust in the event that the rental cash flows from the Property under the Lease Agreement are not sufficient to make the payments of the Borrowings under this Agreement, and (ii) if the term has expired without having complied with this condition, the Creditor shall not grant subsequent Borrowings to the Borrower until the Creditor has received an original or certified copy of such amendment to the Security Trust.

(c)       Absence of Default or Event of Acceleration. There shall be no Default or Event of Acceleration on the Borrowing Date or as a result of the Borrowing.

(d)       Representations. Any and all representations made by the Borrower under this Agreement or under any of the other Loan Documents to which they are a party shall be true, complete, and correct in all respects on and as of the Borrowing Date as if such representations had been made on such Borrowing Date.

Execution Version

(e)       Fees and Expenses. The Creditor shall have received payment of fees, expenses (reasonable and documented) and other costs due and payable under this Agreement and the other Loan Documents.

(f)       Absence of Material Adverse Effect. As of the Borrowing Date, no Material Adverse Effect shall have occurred prior to or as a result of the Borrowing.

Clause Four

Representations.

CLAUSE 4.01 . Representations of the Borrower. The Borrower represents and warrants, for the benefit of the Creditor, the following (such representations and warranties shall be deemed made on the execution date of this Agreement and on the date the Borrower delivers a Borrowing Request and/or receives disbursement of the Borrowing):

(a)       Corporate Status. (i) The Borrower is a variable capital corporation duly organized and validly existing under the laws of Mexico, and (ii) the Borrower has the capacity and legal standing and has the requisite authorizations to own its respective property and assets and to carry out the business activities in which it is currently engaged.

(b)       Corporate Powers; Legal, Valid and Enforceable Obligations. The execution, delivery and performance of this Agreement and the other Loan Documents are included in the corporate purpose of the Borrower, and do not (i) violate or constitute a default under (x) its Organizational Documents, (y) any covenant, contract, agreement, license, judgment resolution, or order to which the Borrower is a party or by which the Borrower or any of its respective assets or property is subject, and (z) any law, regulation, circular letter, order, or decree of any Governmental Authority, or (ii) result in the creation or imposition of (or the obligation to create or impose) any Lien (except for Liens imposed by the Loan Documents), on the assets of the Borrower. The Borrower has the requisite capacity and authority to contract and be bound by the terms and conditions of each of the Loan Documents and all necessary corporate resolutions and actions have been taken to authorize the execution, delivery, and performance of each of the Loan Documents. This Agreement and the other Loan Documents constitute legal, valid, and enforceable obligations against the Borrower in accordance with their respective terms, except that such enforceability may be limited exclusively by bankruptcy, or insolvency, and other applicable bankruptcy or creditor fraud provisions and procedures.

(d)       Governmental Permits. No consent, permit, license, authorization, validation, filing, registration, or exemption by any Governmental Authority is required for the execution and performance of this Agreement and the other Loan Documents or to perform or carry out the obligations assumed by it under the terms of this Agreement and the other Loan Documents, which are legal, valid, and enforceable against the Borrower under the terms of such documents, except that such enforceability may be limited exclusively by bankruptcy or insolvency, and other applicable bankruptcy or creditor fraud provisions and procedures.

(e)       Litigation. As of this date, there is no and, to the best of its knowledge, it is not aware of any threatened action, lawsuit, claim, demand, injunction, or proceeding before any court, governmental agency, or arbitrator that has or could reasonably be expected to have a Material Adverse Effect.

Execution Version

(f)       Information and Representations. All information and certificates furnished and representations made by the Borrower on or prior to the execution date of this Agreement or which are furnished or made at any time after such date by or on behalf of the Borrower (including, without limitation, all information and representations contained in the Loan Documents) under or in connection with this Agreement, with the other Loan Documents, or any transaction contemplated thereunder, is and shall be as of such date, true, complete, and correct in all material respects and does not contain or omit (and shall not contain or omit), at the time submitted or made, any information or representation required to make such information or statement true, complete, and correct in all material respects.

(h)       Other Agreements. The Borrower is not a party to any agreement, contract (credit, loan or otherwise), document, or instrument, nor is it subject to any restriction (corporate, legal, or otherwise) that by its terms has or could reasonably be expected to have a Material Adverse Effect.

(i)       Compliance with Laws, Etc. The Borrower is in compliance with all applicable laws, regulations, circular letters, orders, decrees, and other legal provisions.

(j)       Force Majeure. Neither the business nor the assets of the Borrower are affected by fire, explosion, accident, strike, work stoppage, or other labor dispute, storm, earthquake, embargo, or other act of God (whether or not insured).

(k)       Loan Decisions. The Borrower, independently and without the influence of the Creditor, and based on such documentation and information as it has deemed appropriate, conducted its own credit analysis and made its own decision in entering into this Agreement and the other Loan Documents to which it is or will be a party.

(l)       Taxes . The Borrower has filed any and all tax returns required to be filed and has paid, in a timely manner and in full, all taxes, assessments, and other governmental charges imposed on the Borrower or its respective assets pursuant to such returns, except for those not yet due, and those challenged in good faith by appropriate proceedings and for which adequate reserves have been established pursuant to applicable law. There is no tax lien imposed or registered against the Borrower and, to the best of the Borrower's knowledge, it is not aware of any threatened action, lawsuit, claim, demand, injunction, or proceeding before any court, Governmental Authority, or arbitrator that has or may result in the imposition or registration of any tax lien against the Borrower.

(n)       Strikes and Labor Disputes. To the best of its knowledge, it is not aware of any threatened or actual labor strike or labor dispute that would constitute or reasonably be expected to constitute a Material Adverse Effect.

(o)       Priority. The obligations of the Borrower under this Agreement and the other Loan Documents (i) constitute (and at all times shall constitute) secured and unconditional obligations of the Borrower; (ii) are not (and shall not be) subordinated to any other present or future obligation of the Borrower; (ii) have at least the same priority of payment with respect to any present or future secured, unconditional or unsubordinated obligation of the Borrower; except in the case of any bankruptcy proceeding initiated in Mexico against the Borrower, with respect to labor claims and claims of tax authorities for the payment of outstanding taxes, up to the amount of their respective guarantee, litigation costs, fees, and expenses of the conciliator, trustee and inspector, social security contributions, contributions of the National Workers Housing Fund Institute (Instituto para el Fondo Nacional de la Vivienda de los Trabajadores), and contributions of the Retirement Savings System (Sistema de Ahorro para el Retiro), which will have priority over secured creditors.

Execution Version

(p)       Authority of Representatives. The representative of the Borrower named in the relevant certificate delivered to the Creditor pursuant to Section 3.01 (b) has the requisite powers of attorney and authority and corporate authorization to validly execute this Agreement and the other Loan Documents to which it is or should be a party on behalf of the Borrower and to bind it validly under the terms hereof, and such power of attorney, authority, and corporate authorization have not been revoked or limited in any way.

Clause Five

Obligations of the Borrower.

CLAUSE 5.01 . Obligations of the Borrower. From and after the Closing Date and until the date on which the Borrowing, interest, fees, and other obligations of the Borrower under this Agreement and the other Loan Documents have been paid, satisfied and performed in full, the Borrower shall:

(a)       Compliance with Laws. Observe and comply with all laws, regulations, circular letters, orders, decrees, and other provisions applicable to it, and with all applicable restrictions imposed by any Governmental Authority, except to the extent challenged in good faith by means of appropriate procedures and establishing adequate reservations thereon.

(b)        Taxes. File any and all Tax returns required to be filed by it under applicable law and pay, timely and in full, all Taxes, assessments, and other governmental charges imposed on the Borrower or its respective assets pursuant to such returns, other than those challenged in good faith by appropriate proceedings and for which adequate reserves have been established under applicable law, and cause any and all Tax returns required to be filed by the Borrower under applicable law to be filed and cause the Borrower to pay, in a timely manner and in full, all Taxes, assessments, and other governmental charges imposed on the Borrower and on the respective assets of the Borrower pursuant to such returns.

(c)      Corporate Status; Rights, Authorizations, Etc. Maintain in full force and effect its legal existence and organization as a variable capital corporation, in accordance with the laws of Mexico, and all rights, (whether statutory or legal), licenses, authorizations, permits, notices, registrations, and franchises deemed relevant to its respective businesses.

(d)        Accounting; Inspection. Keep and maintain adequate accounting records in which full, true, and correct entries shall be made in accordance with MFRS and all requirements of law in connection with all dealings and transactions relating to its business and activities. The Creditor (or any person or persons designated by the Creditor) shall, at its sole discretion, have the right to visit any place of business of the Borrower, as often as it may request, upon at least two (2) Business Days prior written notice to the Borrower (unless there is a Default or an Event of Acceleration, in which case no such prior notice shall be required), and to examine, inspect, and audit all or any part of the property of the Borrower, and to examine, inspect, audit and review and obtain copies of and extracts from the books, records, publications, orders, receipts, and correspondence or any other information of the Borrower relating to such property, to the business of the Borrower, or to any other information.

Execution Version

(e)       Additional Acts. Execute, sign, and deliver to the Creditor such documents and take such actions in connection with this Agreement or the other Loan Documents as the Creditor may request and as may be required to perfect, protect, and maintain the rights or interests of the Creditor under this Agreement and/or the other Loan Documents in their respective terms, and to pay all costs arising out of or in connection with the foregoing.

(f)       Asset Maintenance. Maintain in good condition, for its ordinary operation, all the assets necessary for the operation of the Borrower, having to make, in a timely manner, all the repairs of such assets that are necessary and appropriate, and in its case the replacements, additions and improvements that may be necessary or convenient, all with the purpose that such assets are at all times in an adequate condition for the use to which they are destined; on the understanding that in the event that in any inspection visit carried out by the Creditor pursuant to the provisions of subsection (d) above there is a Default or an Event of Acceleration, the Creditor (or the Person or Persons designated by it) detects any material repair or material defect that is necessary to be made in any of its properties in order to maintain such properties in a good state of ordinary operation, the Creditor (or the Person or Persons designated by it) shall inform the Borrower in writing of such fact, who within a term of sixty (60) calendar days following the date on which the Creditor has given the respective notice to the Borrower, shall carry out the necessary or convenient repair or maintenance work.

(g)       Use of Proceeds. Invest the amount of the Borrowing exclusively for the purposes set forth in Clause 2.08. The Borrower agrees that, on the Borrowing Date, it shall sign the purchase agreement of the Property with Operadora Inmobiliaria La Reina, S.A. de C.V. (“Purchase Agreement”), which shall also include the constitution of the Mortgage.

(h)       (i)    Within 3 (three) Business Days following the granting of the Mortgage, the Borrower shall deliver to the Creditor the document containing the evidence of the presentation of the Mortgage with the Public Registry of Property corresponding to the location of the Property, for its registration.

(ii)	Within 45 (forty-five) calendar days following the execution of the Mortgage, the Borrower shall deliver to the Creditor a certificate of liens on the Property issued by the Public Registry of Property corresponding to the address of the Property, evidencing the lien constituted on such Property pursuant to the first rank Mortgage in favor of the Creditor.

(i)       Permits. The Borrower shall deliver to the Creditor a copy of all necessary permits, licenses and other authorizations required for the construction of the Hotel's beach club, within 5 (five) Business Days following the date on which such permits, licenses and other authorizations are obtained.

(j)       Payment of Rent. The Borrower shall irrevocably instruct the Owner of the Hotel and/or any other Person with whom it enters into a Lease Agreement, to make all payments of the rent of the Property directly to the bank account of the Creditor indicated in writing, in order for such payments to be used for the payment of the outstanding principal balance and interest of the Borrowings, in accordance with the terms of this Agreement.

Execution Version

(k)       Amendment to Security Trust. Within six (6) months following the Closing Date, the Creditor shall have received an original or certified copy of the amendment to the Security Trust described in Clause 3.02 (b).

CLAUSE 5.02 . Negative Covenants of the Borrower. From and after the Closing Date and until the date on which the Borrowing, interest, fees, and other obligations of the Borrower under this Agreement and the other Loan Documents have been paid, satisfied, and performed in full, the Borrower shall:

(a)       Liens. Not create or constitute or allow the existence of any Lien on their respective properties, property and/or assets, whether present or future, except for any of the following (“Permitted Liens”):

(i)	Liens or deposits derived from any tax obligation, or created by operation of law, provided that they have been challenged in good faith through the corresponding procedures and for which reserves or any other provision required by MFRS have been created;

(ii)	Liens created pursuant to the Loan Documents, including without limitation the Mortgage;

(iii)	Liens created in favor of the Borrower in connection with any other transaction;

(iv)	Legal easements, and any other easement, affectation or right of way that is necessary for the development of its business, with the prior written authorization of the Creditor, which may not be unreasonably withheld; and

(vi)	Liens in which the Borrower expressly obtains the prior written consent of the Creditor.

(b)       Liabilities. Not hire, create, incur, assume, or permit the existence of any Liabilities, except for any of the following (“Permitted Liabilities”):

(i)	Liabilities incurred by the Borrower pursuant to the Loan Documents;

(ii)	Liabilities incurred by the Borrower in the ordinary course of business without Liens and without financial cost;

(iii)	Liabilities incurred, in favor, directly or indirectly, of the Creditor; and

(iv)	Liabilities in which the Borrower expressly obtains the prior written consent of the Creditor.

(c)       Changes in the Nature of its Business. Not make or permit any material change in the nature or line of its business, considering the nature of its business as of the execution date of this Agreement.

Execution Version

(d)       Merger; Spin-off, Etc. Not (y) split or merge with any other Person, or dissolve or liquidate, without the prior written consent of the Creditor, or (z) permit the consolidation, sale, transfer, or other disposal of a substantial part of its assets (present or future) to any Person.

(e)       Sale of Assets. Not sell, lease, assign, transfer, or otherwise dispose of its property, goods or assets, whether present or future, except for:

(i)	the sale, assignment, transfer or Borrowing of property required under the Loan Documents;

(ii)	the sale, assignment, transfer or disposal, in the ordinary course of business, of (i) obsolete or worn-out assets or equipment; and (ii) other obsolete fixed assets for the renewal thereof, provided that such renewal is carried out within the following sixty (60) days for new or more modern assets of the same category;

(iii)	the sale, assignment, transfer or Borrowing of assets in which the Borrower expressly obtains the prior written consent of the Creditor.

(f)       Investments. Not purchase, hold, or otherwise make any Investment in any Person, except for:

(i)	Investments in accordance with the terms of this Agreement; and

(ii)	extensions of credit to suppliers and other Persons involved in the development of its business, inherent to their respective businesses and which are payable and due in the ordinary course of business;

on the understanding that, in each case, the Borrower may not make the Investments permitted under sub-section (ii) above if there is a Default or an Event of Acceleration, or if as a result of making such Investment, a Default or an Event of Acceleration occurs.

(g)       Transactions with Affiliates. Not enter into any transaction or series of transactions with any related party or Affiliate, unless such transaction is (i) expressly permitted or not expressly prohibited under this Agreement, and (ii) in accordance with applicable law and on fair and reasonable terms equally favorable to the Borrower as those it would obtain in a similar transaction, at arm’s length, with a Person that is not a related party or Affiliate of the Borrower.

(h)       Change of Control. Not allow a Change of Control to occur in the Borrower.

(i)      Lease Agreement. The Hotel Owner and the Borrower may not terminate the Lease, nor assign their rights and obligations under the Lease, without the prior written consent of the Creditor. Likewise, they may not amend the terms of the Lease Agreement in a way that affects, or that may reasonably be expected to adversely affect the Creditor, particularly with respect to the amount and form of payment of rent, without the prior written consent of the Creditor.

Execution Version

CLAUSE 5.03 . Information. As of the Closing Date and until the date on which the Borrowing, interest, fees, and other obligations of the Borrower under this Agreement and the other Loan Documents have been paid, satisfied, and performed in full, the Borrower, shall deliver to the Creditor the following:

(a)       Certificate of Compliance. A certificate issued by the principal financial officer of the Borrower certifying that, as of such date, no Default or Event of Acceleration has occurred or, if any Default or Event of Acceleration exists, a description of the nature and extent thereof, as well as the actions or measures taken or proposed to be taken to cure such Default or Event of Acceleration, as applicable.

(b)       Notice of Action to cure a Default or an Event of Acceleration. As soon as practicable, but in any event within two (2) Calendar Business Days after becoming aware of any Default or any Event of Acceleration, a record signed by the principal financial officer of the Borrower describing the nature and extent thereof and the actions or measures taken or proposed to be taken to cure such Default or such Event of Acceleration, as applicable.

(c)     Notice of Material Litigation. As soon as practicable but in any event within two (2) Business Days after becoming aware of any action, lawsuit, claim, demand, injunction, or proceeding before any court, governmental agency, or arbitrator brought against the Borrower that has or could reasonably be expected to have a Material Adverse Effect, a certificate signed by the principal financial officer of the Borrower describing the nature of such action, lawsuit, claim, demand, injunction, or proceeding and the actions or steps taken or proposed to be taken with respect thereto.

(d)    Other Information. As soon as practicable depending on the nature of the information or documents, any other information or documents (financial or otherwise) reasonably requested in writing by the Creditor at any time, which the Borrower may prepare and which it may lawfully and materially transmit.

Clause Six

Events of Acceleration.

CLAUSE 6.01 . Events of Acceleration. If any of the events described below (each, an “Event of Acceleration”) occurs, the Creditor may, by simple written notice given to Borrower (i) terminate the Loan Credit under this Agreement and its commitment to make the Borrowing in favor of Borrower under this Agreement, and (ii) if the Borrowing has already been made, declare due and payable immediately the outstanding principal amount of the Borrowing, the interest accrued thereon and outstanding, and all other sums payable under this Agreement and the other Loan Documents, in which case, the outstanding principal amount of the Borrowing, accrued and outstanding interest thereon and all other sums payable by the Borrower to the Creditor under this Agreement and the other Loan Documents shall become due and payable immediately, without request, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower:

(a)       Failure to Pay at Maturity. If the Borrower fails to pay when due the principal amount and/or interest on the Borrowing or any other amount payable pursuant to this Agreement or any other Loan Document; or

Execution Version

(b)       Default in Representations. If any representation made by the Borrower (or any of its authorized officers or attorneys-in-fact, as applicable) under this Agreement or any other Loan Document, or any certification or document delivered by the Borrower in performance of its obligations under this Agreement and/or any other Loan Document, proves to be false or incorrect in any material respect, at the time made or deemed to have been made; or

(c)       Default of Obligations. If the Borrower defaults in any of its obligations under this Agreement (other than those whose default is set forth in this Clause 6.01) and such default is not cured within 10 (ten) Business Days following the existence of such default; or

(d)       Default under the Loan Documents. If the Borrower fails to comply with or observe any of the terms, covenants, obligations, or agreements contained in the Loan Documents (other than this Agreement), and such default is not cured within the cure periods, if any, provided under the Loan Document in question; or

(e)       Default on Liabilities of the Borrower. If the Borrower defaults (i) in the payment of the principal amount, premiums, fees, or interest or any other amount related to any Liability, when due, whether contractual, by mandatory prepayment, or otherwise; or (ii) any term, covenant, or condition under any document related to any Liability; or

(f)       Insolvency. If the Borrower admits in writing its inability to pay its debts or makes a general assignment of assets for the benefit of creditors, or any bankruptcy, receivership, suspension of payments or similar proceeding is filed by or against the Borrower; unless, with respect to proceedings filed against the Borrower, if such proceeding has been dismissed within sixty (60) calendar days following the date of its notice or summons; or

(g)       Breach of the Hotel Management Agreements. If the Hotel Owner or Operadora Hotelera Grand Island II, S.A. de C.V., as applicable, breaches any term, covenant, or condition under the respective Hotel Management Agreements or any document related thereto, and provided that the cause of breach in question has not been cured; or

(h)       Challenge to Loan Documents. If the Borrower disputes the legality, validity, or enforceability of this Agreement, the Promissory Note, and/or any other Loan Document; or

(i)       Security Documents. In the event that the Mortgage on the Property fails to constitute a valid and enforceable first rank security interest, in accordance with its respective terms; or

(j)       Change of Control. In the event of a Change of Control of the Borrower; or

(i)       Adverse Event or Condition. If any event or condition occurs that has, or could reasonably be expected to have, a Material Adverse Effect; or

(l)       Liens. If for any reason the Borrower creates, constitutes, or permits the existence of any Lien on its property, goods, and assets, whether present or future, except for Permitted Liens; or

(m)       Liabilities. If for any reason the Borrower contracts, creates, incurs, assumes, or permits the existence of any Liabilities, except for Permitted Liabilities; or

Execution Version

(n)       Merger; Spin-off, Etc. If for any reason the Borrower (i) splits or merges with any other Person, or is dissolved or liquidated, without the prior written consent of the Creditor, or (ii) permits the consolidation, sale, transfer, or other disposal of a substantial part of its assets (present or future) to any Person;

(o)       Sale of Assets. If for any reason the Borrower sells, assigns, transfers or otherwise disposes of its property, goods or assets, whether present or future, except as provided in Clause 5.02.

Clause Seven

General Provisions.

CLAUSE 7.01. Amendments, Etc. This Agreement may be amended only with the written consent of the Borrower and the Creditor in accordance with the terms of this Agreement.

CLAUSE 7.02. Notices. Except as otherwise expressly provided, all notices and communications between the parties must be in writing in the Spanish language and shall be given (i) personally, with return receipt requested; (ii) by specialized courier, with return receipt requested; or (iii) via facsimile, followed by specialized courier or personal delivery with return receipt requested. All notices and communications shall be filed at the following addresses and facsimile numbers:

To the Borrower:

MURANO WORLD, S.A. DE C.V.

Paseo de las Palmas Av. 1270

Lomas de Chapultepec

11000 Mexico City

Telephone: 52 920100

Attention: Marcos Sacal Cohen

Email: marcos@bvg.com.mx

To the Creditor:

ALG SERVICIOS FINANCIEROS MÉXICO, S.A. DE C.V., SOFOM E.N.R

Calle Mar, SMZ 4, Mza 13, Lote 1,

Cancun, Benito Juárez, 77500

Quintana Roo, Mexico

Attention: Luis Velázquez

Telephone: +52 (998) 8 81 91 9130

Email: lvelazquez@applelg.net

CLAUSE 7.03 . No Waiver; Cumulative Remedies. No failure or delay on the part of the Creditor in exercising any of its rights, powers, or remedies under this Agreement shall be deemed a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law, to the extent not inconsistent with law.

Execution Version

CLAUSE 7.04 . Expenses and Costs.

(a)       The Borrower hereby agrees to pay (i) all reasonable and documented costs and expenses in connection with the preparation, execution, registration, amendment and administration of this Agreement and the other Loan Documents, and for any act or document to be performed, subscribed, notified, under this Agreement including without limitation the fees and expenses of the Creditors’ legal advisors, the fees of the notary public before whom any Loan Document is to be executed, the fees to carry out any registration before any Public Registry; and (ii) all costs and expenses (reasonable and documented) of the Creditor in connection with the enforcement (whether through negotiations, recovery, legal process, or otherwise) of this Agreement and any other Loan Document.

(b)       The Borrower agrees to indemnify and hold the Creditor, and its officers, employees, directors, and agents (each, an “Indemnified Party”), harmless against any and all claims, actions, obligations, damages, losses, liabilities, costs and expenses (including attorneys' fees) arising out of or relating to this Agreement or any other Loan Document.

(c)       In the event that the Borrower fails to pay promptly any costs, expenses, or other amounts payable by it under any Loan Document, including, without limitation, legal (reasonable and documented) fees and expenses and indemnities, such amounts may be paid on behalf of and at the expense of the Borrower by the Creditor, at its sole discretion, and such obligation shall be deemed as of such date to be a Secured Obligation under the terms of this Agreement.

(d)       Notwithstanding the survival of any other obligation of the Borrower under this Agreement or any other Loan Document, the covenants and obligations of the Borrower provided in Clause 2.06 shall survive the payment in full of the principal, interest and other amounts payable under this Agreement and under any other Loan Documents.

CLAUSE 7.05. Binding Nature. This Agreement will be binding and effective as between the Borrower and the Creditor and their respective successors and assigns.

CLAUSE 7.06. Assignment. This Agreement shall bind and inure to the benefit of the Creditor and Borrower and their respective successors and permitted assigns, and shall inure to the benefit of, and be exercisable by, the Creditor, its successors and assigns. The Borrower may not assign its rights or obligations under this Agreement without the prior written consent of the Creditor. The Creditor may, in whole or in part, assign or discount with any Person and at any time the rights and obligations derived from this Agreement, even before its maturity, without requiring the consent of the Borrower, except in the event that such assignment, discount or transfer results in an increase of the additional amounts payable by the Borrower referred to in Clause 2.07 (a) hereof, in which case the prior written consent of the Borrower must be obtained, which may not be refused without cause; provided that there is no Cause for Acceleration, in which case the written consent of the Borrower shall not be required.

CLAUSE 7.07. Exhibits and Headings. All documents attached to this Agreement are an integral part of this Agreement as if they were inserted herein. The headings contained in this Agreement are for convenience purposes only and shall not affect the interpretation of this Agreement.

CLAUSE 7.08. Governing Law; Jurisdiction. For all matters relating to the interpretation and performance of this Agreement, the parties hereby expressly and irrevocably submit to the applicable laws of Mexico, and to the jurisdiction of the courts of Mexico City, Mexico, and expressly and irrevocably waive any other jurisdiction to which they may be entitled by reason of their respective current or future address, the location of their assets or otherwise.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties hereto sign and execute this Agreement through their duly authorized legal representatives in Cancun, Quintana Roo, on March 29, 2023.

The “Borrower”:

MURANO WORLD, S.A. DE C.V.

By:	/s/ Marcos Sacal Cohen
Name: Marcos Sacal Cohen
Title: Attorney-in-Fact

The “Creditor”:

ALG SERVICIOS FINANCIEROS MÉXICO, S.A. DE C.V., SOFOM E.N.R.

By:	/s/ José Manuel Lira Saucedo
Name: José Manuel Lira Saucedo
Title: Attorney-in-Fact

The above signatures correspond to the Loan Agreement dated March 29, 2023 entered into by and between Murano World, S.A. de C.V., as borrower, and ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R., as creditor.

EXHIBIT “A”.

List of Public Instruments

Murano World, S.A. de C.V.

Public Instrument No.	Date	Registration Data
4,572 granted before José Luis Reyes Vázquez, notary public number 31 of Nuevo Vallarta, Nayarit.	February 21, 2007	Commercial Folio No. 363034 dated April 10, 2007
11,644 granted before José Luis Reyes Vázquez, notary public number 31 of Nuevo Vallarta, Nayarit.	April 07, 2011	Commercial Folio No. 363034 dated October 04, 2018.

EXHIBIT “B”.

Form of Property Lease Agreement

[Attached]

EXHIBIT “C”.

Form of Amendment to Hotel Management Agreements

[Attached]

EXHIBIT “D”.

Form of Borrowing Request

March [●] 2023

ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R.

Avenida Tulum, No. 269, Lote 2-03, Mza3, SM 15A, Local 7

Cancun, Benito Juarez, 77500

Quintana Roo, Mexico

Attention: [●]

Re: Borrowing Request

Dear Sirs:

We refer to the loan agreement dated [●], [●] 2023, entered into by and between Murano World, S.A. de C.V., as borrower (“Borrower”), and ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R., as creditor (“Creditor“) (hereinafter the “Loan Agreement”). All terms used herein that are not defined in this document shall have the meaning given to them in the Loan Agreement.

The Borrower hereby requests, pursuant to Clause 2.02(a) of the Loan Agreement, that the Borrowing be made on [●] [●], 2023 (“Borrowing Date”) in the principal amount of $[●].00 ([●] of 00/100) (“Requested Amount”).

In view of the foregoing, pursuant to the provisions of Clause Two of the Loan Agreement, we hereby irrevocably consent and instruct the Creditor to deposit the Requested Amount in account [account number [●], CLABE number [●], held by [●] with [●]], in Dollars, in immediately available funds on the Borrowing Date.

The undersigned hereby certifies that:

(i)       As of this date, it is not aware of any event constituting a Cause for Acceleration; and

(ii)    The representations of the Borrower contained in the Loan Documents are true and correct in all respects and shall be true and correct on the Borrowing Date as if made on such date.

[signature page follows]

IN WITNESS WHEREOF, in my own handwriting, I have signed this Borrowing Request on the date first indicated above.

Sincerely,

Murano World, S.A. de C.V.

Name: [●]
Title: Attorney-in-Fact

EXHIBIT “E”.

PROMISSORY NOTE

US$[●] ([●] million and 00/100 Dollars)

FOR VALUE RECEIVED, Murano World, S.A. de C.V. (“Debtor”), by this promissory note (“Promissory Note”) unconditionally promises to pay to ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R. (“Creditor”), the principal amount of US$[●] ([●] million and 00/100 Dollars), plus interest on the amounts outstanding, in Dollars, in immediately available funds to the Creditor, at the address located at [●], or in such other way as the Creditor may from time to time indicate in writing to the Debtor, by 12:00 hours (Mexico City time), by means of 5 (five) consecutive repayments in accordance with the repayment table below, being the last payment precisely on [●] [●], 2023 (“Maturity Date”):

Number	Principal Amount Payable	Principal Payment Date
1	US $[●]	[●] [●] 2026
2	US $[●]	[●] [●] 2027
3	US $[●]	[●] [●] 2028
4	US $[●]	[●] [●] 2029
5	US $[●]	[●] [●] 2030

The Debtor hereby unconditionally agrees to pay to the Creditor, without prior demand, ordinary interest on the outstanding balance of this Promissory Note from the execution date of this Promissory Note and until such time as its payment in full, at an interest rate per annum of 10% (ten percent) applicable to each Interest Period (as defined below) (“Ordinary Interest Rate”).

Ordinary interest shall be paid for overdue periods and shall be calculated by the number of days actually elapsed on the basis of a year of three hundred sixty-five (365) days.

In the event of default in the payment of any amount (or portion thereof) payable under this Promissory Note (other than interest), such amount shall bear default interest on the overdue and outstanding amount from (and including) the date such payment was due and payable until paid in full, at a rate per annum equal to the rate resulting from the sum of (i) the Ordinary Interest Rate, times 2.0 (“Default Interest Rate”).

Default interest shall be paid on demand by the Debtor and shall be calculated for the number of days the delay lasts on the basis of a year of three hundred and sixty-five (365) days.

For purposes of this Promissory Note, in addition to the terms defined above:

“Business Day” means any day that is not a Saturday or Sunday, or a day on which credit institutions are authorized or required to close in Mexico City, in accordance with the applicable provisions issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Interest Payment Date” means the day on which interest is payable in accordance with the following table; provided that, (i) if any Interest Payment Date is on a day that is not a Business Day, such Interest Payment Date shall be extended to the following Business Day, and (ii) the last Interest Payment Date shall occur precisely on the Maturity Date:

Number	Amount of Interest Payable	Interest Payment Date
1	US $[●]	[●] [●] 2024
2	US $[●]	[●] [●] 2025
3	US $[●]	[●] [●] 2026
4	US $[●]	[●] [●] 2027
5	US $[●]	[●] [●] 2028
6	US $[●]	[●] [●] 2029
7	US $[●]	[●] [●] 2030

“Principal Payment Date” means the day on which the principal amount of the Loan is payable in accordance with the following repayment table; provided that, (i) if any Principal Payment Date shall end on a day that is not a Business Day, such Principal Payment Date shall be extended to the following Business Day, and (ii) the last Principal Payment Date shall occur precisely on the Maturity Date:

Number	Principal Amount Payable	Principal Payment Date
1	US $[●]	[●] [●] 2026
2	US $[●]	[●] [●] 2027
3	US $[●]	[●] [●] 2028
4	US $[●]	[●] [●] 2029
5	US $[●]	[●] [●] 2030

“Mexico” means the United Mexican States.

“Interest Period” means (i) initially, the period commencing on and including the Borrowing Date, up to and including the immediately following Interest Payment Date, and (ii) thereafter, the period commencing on the day immediately following the immediately preceding Interest Payment Date, up to and including the immediately following Interest Payment Date, provided that, no Interest Period shall end after the Maturity Date.

The Debtor waives any diligence, protest, demand, or notice of intent to anticipate the Maturity Date of nonpayment or default or any notice of any other kind with respect to this Promissory Note. Failure by the Creditor to exercise any of its rights under this Promissory Note in any particular instance shall not constitute a waiver thereof in such instance or in any subsequent instance.

All payments of principal and interest and any other amounts payable under this Promissory Note shall be made by the Debtor without deduction for and free from any taxes, withholding, levies, duties, assessments, fees, or any other charges of any kind imposed by any authority of or within Mexico or any political subdivision thereof, and from all respective surcharges, penalties, or similar obligations (“Taxes”). In the event that the Debtor is required by law to deduct or withhold any Taxes in connection with amounts payable under this Promissory Note, such amounts shall be increased so that, after all deductions or withholdings on account of Taxes have been made, the Creditor shall receive an amount equal to the amount it would have received if no such deductions or withholdings had been made.

For the interpretation, execution, and performance of this Promissory Note, and for any judicial requirement for payment hereunder, the Debtor expressly submits to the jurisdiction of the federal courts located in Mexico City, and expressly waives any other venue to which it may be entitled by reason of its current or future address, or otherwise.

The Debtor agrees to extend the term of presentation of this Promissory Note for purposes of Article 128 of the General Law of Negotiable Instruments and Credit Operations for a term of three hundred sixty-five (365) calendar days as from the Maturity Date.

This Promissory Note will be subject to, governed by, and construed in accordance with, the laws of Mexico.

[Cancun, Quintana Roo], on [●] [●], 2023.

The Debtor

Murano World, S.A. de C.V.

By: [●]
Title: Attorney-in-Fact
Address: [●]

EXHIBIT “F”.

Form of Secretary's Certificate

Secretary's Certificate

[Date]

ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R.

Avenida Tulum, No. 269, Lote 2-03, Mza3, SM 15A, Local 7

Cancun, Benito Juárez, 77500

Quintana Roo, Mexico

Attention: [**]

Dear Sirs:

We refer to the loan agreement dated March [●], 2023 entered into by and between Murano World, S.A. de C.V. (“Borrower”), as borrower, and ALG Servicios Financieros México, S.A. de C.V., SOFOM E.N.R. ( “Creditor”), as Creditor ( “Loan Agreement”). All terms used herein that are not defined in this document shall have the meaning given to them in the Loan Agreement.

Pursuant to Clause 3.01(b) of the Loan Agreement, the undersigned, as [Secretary] of the Borrower, certifies, represents, and warrants that:

(a)       Attached hereto as Exhibit 1 is the public instrument containing the current Organizational Documents of the Borrower and the power of attorney of the Borrower to sign, in the name and on behalf of the Borrower, the Loan Documents to which it is a party.

(b)       There have been no amendments to the bylaws of the Borrower since the date on which such bylaws were delivered to the Creditor;

(c)      The Borrower has been duly organized under the laws of Mexico and no dissolution, liquidation, or bankruptcy proceedings have been initiated against it;

(d)       The representations made by the Borrower in the Loan Agreement are true and correct; and

(e)      The persons whose names and signatures appear below (“Authorized Officers”), are attorneys-in-fact of the Borrower, as evidenced with the documents included as an Exhibit to this certificate, which contain, among others, the power of attorney for acts of management and ownership and the power to subscribe, grant, endorse, protest and guarantee negotiable instruments granted by the Borrower in favor of such attorneys-in-fact, which authority has not been revoked, modified, or limited in any way as of the date hereof.

Such persons are authorized to indistinctly (i) issue or subscribe any certificate, representation, or report under the Loan Agreement and any Loan Document and certifications to be delivered thereunder; (ii) the handwritten signatures appearing in this certificate next to the Authorized Officers are the signatures with which they present themselves; and (iii) we acknowledge that the Creditor may only recognize as valid the handwritten signatures of the Authorized Officers designated herein.

Officer	Title	Signature
[●]	Attorney-in-Fact
[●]	Attorney-in-Fact

Sincerely,

Murano World, S.A. de C.V.

Name: [●]
Title: [Secretary].